Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	48%	12/10/96	$8,137,994	3/15/05	$12,000,000	$5,647,340
Avaya	100%	48%	6/24/98	$5,512,472	N/A	N/A	N/A
Cort	SOLD	33%	7/31/98	$6,566,430	9/11/03	$5,770,000	$1,818,114
47320 Kato Road	100%	13%	7/21/98	$8,983,110	N/A	N/A	N/A
360 Interlocken Boulevard	100%	48%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	100%	48%	7/1/98	$5,934,250	N/A	N/A	N/A
1315 West Century Drive	0%	48%	2/13/98	$10,361,070	N/A	N/A	N/A
WEIGHTED AVERAGE	69%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	December 1996 – December 1997

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	78% to 22%

AMOUNT RAISED	$27,128,912

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund X is in the holding phase of its life cycle. The Fund now owns interests in five assets, having sold the Cort and Alstom Power buildings. At this time our focus involves increasing the overall occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

The overall portfolio occupancy has dropped to 69%, and we face some near-term leasing issues with the vacancy at 1315 West Century Drive that may negatively affect our operating performance. We are working aggressively with potential tenants in this market to minimize any negative effects, as evidenced by our recent leasing successes at the 360 Interlocken asset.

The second quarter 2006 operating distributions are 3.00% (see “Estimated Annualized Yield” table), consistent with the first quarter. However, we anticipate that operating distributions may be reserved or remain low in the near-term, given the anticipated capital needs for re-leasing the 1315 West Century Drive building. Once the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the Alstom Power sale are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $5,647,340 were allocated to Fund X, and $4,066,886 of these proceeds was included in the November 2005 distribution. The remaining $1,580,454 is being reserved to fund anticipated re-leasing costs at the 1315 West Century Drive and 360 Interlocken buildings.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The Cort building was sold in September 2003, and net sale proceeds of $1,818,114 have been allocated to the Fund. Of these proceeds, $1,035,000 was distributed to the limited partners in November 2004. The remaining $783,114 was included in the November 2005 distribution.

•	The 47320 Kato Road property is located in Fremont, California, in the Silicon Valley area. TCI International leases the entire building through November 2009.

•	The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008. We have successfully increased the building occupancy to 100% with a recent lease for the remaining vacancy that commenced in May 2006.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The 1315 West Century Drive building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expired in April 2005, and we are aggressively pursuing leasing opportunities for this asset.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$6.30	N/A	$1.17	$5.18
PER “B” UNIT	$10	$0.00	$3.00	$7.12	$4.75

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	3.00%	3.00%	—	—	—
2005	4.50%	2.50%	Reserved	3.00%	2.50%
2004	6.75%	4.50%	Reserved	2.00%	3.31%
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%
1999	10.00%	9.24%	9.48%	9.39%	9.53%
1998	4.77%	8.00%	8.25%	10.01%	7.76%
1997	0.00%	0.00%	0.00%	2.72%	0.68%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
-52.34%**	10.38%	20.56%	13.43%	11.94%	9.91%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**Negative	percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund X’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010